Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 24, 2009 (September 2, 2009 as to earnings per share described in Note 2, the fair value of financial instruments described in Note 3, the investment described in Note 7, and segment information described in Note 15) relating to the financial statements of Archipelago Learning Holdings, LLC appearing in the Prospectus included in Registration Statement No. 333-161717 on Form S-1 of Archipelago Learning, Inc.
/s/ Deloitte & Touche LLP

Dallas, Texas
November 19, 2009